EXHIBIT 99.1

Insmed Announces Additional Information In Compliance With NASDAQ Rules

Richmond, Va. – Under NASDAQ Marketplace Rule 4350(b) any Company listed on the NASDAQ Market which receives a going concern opinion is required to press release this information to the public. In compliance with this market rule Insmed announces that in its 10K filed for the year ended December 31, 2005 the Company’s auditor had modified their audit opinion due to a going concern uncertainty, as the Company’s ability to continue as a going concern at the time was dependent upon its ability to raise capital through securities offerings, debt financing, and partnerships and use these sources of capital to fund operations.

Subsequent to the filing of the 10K the Company was successful in completing a public offering on March 15, 2006 which, together with its current cash on hand, the Company believes is sufficient to cover the Company’s operational needs at least through the second quarter of 2007. The Company raised net proceeds of approximately $42.8 million in the offering.

About Insmed Incorporated

Insmed Incorporated is a biopharmaceutical company focused on the discovery, development and commercialization of drug products for the treatment of metabolic diseases and endocrine disorders with unmet medical needs. For further information about Insmed and IPLEX (mecasermin rinfabate(rDNA origin) injection), our FDA-approved drug for the treatment of growth failure in children with severe primary IGF-1 deficiency or with growth hormone deletion who have developed neutralizing antibodies to growth hormone, please visit the Insmed’s corporate website at www.insmed.com.

Statements included within this press release, which are not historical in nature, may constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Although Insmed believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and various factors may cause its actual results to differ materially from its expectations. Forward-looking statements include all statements regarding expected financial position, results of operations, financing plans and business strategies. Such forward-looking statements are subject to numerous risks and uncertainties, including risks that we may not successfully launch IPLEX, our product candidates may fail in clinical trials or may not be successfully marketed, we may lack financial resources to complete development of product candidates, we may be unable to raise additional financing necessary to continue current operations, we may not be able to sufficiently expand the manufacturing capacity of our leased manufacturing facility in Boulder, Colorado, and utilize that facility to manufacture our approved product, IPLEX, and other product candidates, competing products may be more successful, we may have a negative outcome of our current litigation with third parties regarding our patent rights, demand for new pharmaceutical products may decrease and the biopharmaceutical industry may experience negative market trends. For further information with respect to factors that could cause actual results to differ from expectations, reference is made to reports filed by Insmed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and Insmed disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.

Contact:

Insmed Incorporated

Baxter Phillips, III, 804-565-3041;

bphillips@insmed.com